NORTHEAST BANCORP
Exhibit 11. Statement Regarding Computation of Per Share Earnings

	Three Months Ended	Three Months Ended
	March 31, 2010	March 31, 2009
EQUIVALENT SHARES:

Weighted Average Shares Outstanding	2,322,332	2,321,332

Total Diluted Shares	2,342,153	2,321,332

Net Income	$530,632	$387,370
Less:
Preferred Stock Dividend	52,837	52,838
Accretion of Preferred Stock	6,523	6,481
Amortization of issuance costs	1,300	1,300

Net income available to common stockholders	$469,972	$326,751

Basic Earnings Per Share	$0.20	$0.14

Diluted Earnings Per Share	$0.20	$0.14

	Nine Months Ended	Nine Months Ended
	March 31, 2010	March 31, 2009
EQUIVALENT SHARES:

Weighted Average Shares Outstanding	2,321,726	2,319,332

Total Diluted Shares	2,331,227	2,329,527

Net Income	$1,675,614	$750,060
Less:
Preferred Stock Dividend	158,512	64,200
Accretion of Preferred Stock	19,825	7,920
Amortization of issuance costs	3,901	1,566

Net income available to common stockholders	$1,493,376	$676,374

Basic Earnings Per Share	$0.64	$0.29

Diluted Earnings Per Share	$0.64	$0.29